SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 16, 2005

United Therapeutics Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	000-26301	52-1984749
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1110 Spring Street
Silver Spring, MD	20910
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:

(301) 608-9292

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01          Entry into a Material Definitive Agreement

On March 16, 2005 United Therapeutics Corporation (the “Company”) entered into a construction management agreement with Turner Construction Company (“Turner”) based in Arlington, Virginia. Turner will manage the construction of the Company’s new laboratory facility in Silver Spring, Maryland adjacent to the Company’s headquarters (the “Facility”). The new Facility will support the Company’s Remodulin® and OvaRex® programs.

Under the terms of the agreement, Turner will be responsible for the construction of the Facility. The agreement has a guaranteed maximum price clause in which Turner agrees that the construction cost of the facility will not exceed approximately $27.0 million, which amount is subject to change based on agreed-upon changes to the scope of work. Turner will be responsible for covering any costs in excess of the guaranteed maximum price guarantee. If the ultimate cost of the project is less than guaranteed maximum price of $27.0 million, then a portion of the costs savings will be shared with Turner. In addition, Turner must pay penalties to the Company if the construction is not completed by April 2006, which date is subject to change based on agreed-upon changes to the scope of work. Turner has no material relationship with the Company or any of its affiliates.

The costs of constructing this laboratory facility are being financed through the June 2004 synthetic operating lease agreement with Wachovia Development Corporation.

Item 9.01          Exhibits.

(c)   Exhibits

Exhibit No.	Description of Exhibit
99.1	Standard Form of Agreement Between Owner and Construction Manager dated July 23, 2004
99.2	General Conditions of the Contract of Construction

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED THERAPEUTICS CORPORATION
(Registrant)
Dated: March 17, 2005	By:	/s/ PAUL A. MAHON
	Name:	Paul A. Mahon
	Title:	General Counsel

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
99.1	Standard Form of Agreement Between Owner and Construction Manager dated July 23, 2004
99.2	General Conditions of the Contract of Construction